EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Mutual Federal Bancorp, Inc. of our report dated February 22, 2006 which is included in the Annual Report on Form 10-KSB of Mutual Federal Bancorp, Inc. for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois
January 19, 2007